KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated February 28, 2024, with respect to the consolidated financial statements of Old Republic International Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference. /s/ KPMG LLP Chicago, Illinois September 19, 2024